(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders, Board of Directors, and Board of Trustees

ING Variable Portfolios, Inc., ING Strategic Allocation Portfolios, Inc., ING Variable Funds, ING VP Balanced Portfolio, Inc., ING VP Intermediate Bond Portfolio, and ING VP Money Market Portfolio

We consent to the use of our reports, incorporated herein by reference, dated February 26, 2007, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 25, 2007